EXHIBIT 10.1
EXECUTIVE AGREEMENT

THIS AGREEMENT is made as of this 25th day of March, 2010, among CITIZENS & NORTHERN CORPORATION, a Pennsylvania business corporation (the “Corporation”), CITIZENS & NORTHERN BANK, a Pennsylvania banking corporation (the “Bank”), and CHARLES H. UPDEGRAFF, JR., an individual residing at 28 Prosser Hollow Road, Coudersport, Pennsylvania (“Executive”).

W I T N E S S E T H

WHEREAS, Executive is employed by the Corporation and Bank as President and Chief Executive Officer; and

WHEREAS, the Boards of Directors of the Corporation and the Bank deem it advisable to provide Executive with certain additional benefits in the event Executive’s employment with the Bank is terminated other than for “cause” as defined herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, and each intending to be legally bound, the Corporation, the Bank and Executive agree as follows:

1.	Definitions. The following terms have the meanings specified below:

a.           “Base Salary” means the Executive’s annual base salary, established either by contract or by the Employer, prior to any reduction of such salary pursuant to any contribution to a tax-qualified plan under Section 401(k) of the Code.

b.           “Cause” means the occurrence of either of the following, the result of which is the termination of Executive’s Employment:

i.	Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime of falsehood or involving moral turpitude; or

ii.
the willful failure by Executive to substantially perform his duties to Employer, after the Executive’s receipt of written notice of such failure from the Board of Directors of the Corporation, other than a failure resulting from Executive’s incapacity as a result of the Executive’s disability; or

iii.
A government regulatory agency recommends or orders in writing that the Corporation or the Bank terminate the Employment of Executive or relieve him of his duties as such relate to the Corporation or the Bank.

Notwithstanding the foregoing, Executive’s Employment shall not be deemed to have been terminated for Cause under Section 1.b.ii hereof if such termination took place as a result of:

x.	questionable judgment on the part of Executive;

y.	any act or omission believed by Executive in good faith, to have been in or not opposed to the best interests of the Employer; or

z.
any act or omission in respect of which a determination could properly be made that Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the By-laws of the Corporation or the laws of the Commonwealth of Pennsylvania, or the directors and officers’ liability insurance of the Corporation or any Employer, in each case as in effect at the time of such act or omission.

c.	“Employer” means the Corporation and the Bank

d.           “Employment” means Executive’s employment by the Corporation or the Bank at any particular time.

2.	Resignation of Executive. If there shall be:

a.           Any involuntary termination of Executive’s employment (other than for Cause);

b.           Any reduction in Executive’s title, responsibilities or authority, including such title, responsibilities or authority as such may be increased from time to time;

c.           Any reduction in Executive’s Base Salary in effect immediately prior to the date of this Agreement, or any failure to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Corporation or the Bank in which Executive participated as of the date  of this Agreement, or the taking of any action that would materially reduce any of such compensation or benefits in effect as of the date of this Agreement, unless such reduction relates to a reduction applicable to all employees generally; or

d.           Any reassignment of Executive beyond a thirty (30) mile commute by automobile from Wellsboro, Pennsylvania (each of the foregoing, a “Triggering Event”).

Then, at the option of Executive, exercisable by Executive within sixty (60) days of the occurrence of any Triggering Event during the term of this Agreement, Executive may resign from Employment (or, if involuntarily terminated, give notice of intention to collect benefits hereunder) by delivering a notice in writing to the Corporation, in which case Executive shall be entitled to (i) a lump sum cash payment equal to the Executive’s unpaid salary, accrued vacation pay and unreimbursed business expenses through and including the date of termination and an amount equal to 200% of Executive’s Base Salary in effect at the time of notification, which Employer shall pay to Executive within fifteen (15) days of Executive’s termination of employment, and (ii) for a period of twenty-four (24) months from the date of termination of Employment, Executive shall be permitted to continue in and the Employer shall maintain the same level of contribution for Executive’s participation in the Employer’s medical/health insurance plan.  If participation in the Employer’s medical/health insurance plan is prevented by law or the terms of the plan, the Employer shall provide a substantially equivalent substitute for the Executive.

Executive shall not be required to mitigate the amount of any payment provided for in the preceding paragraph by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in the preceding paragraph be reduced by any compensation earned by Executive as a result of employment by another employer or by employment or otherwise, except as otherwise provided therein.

3.           Change in Control.  If the event that Executive’s Employment is terminated following a Change in Control of the Corporation or the Bank, as defined in that certain Change in Control Agreement, dated March 1, 2010, among the Corporation, the Bank and Executive, then, in that event, this Agreement shall be null and void and Executive shall not be entitled to the severance payment referenced in Section 2 hereof; rather Executive shall be entitled only to the payment and benefit continuation provided for in the Change in Control Agreement.

4.           No Implied Rights; Rights on Termination of Employment.

a.           No Right to Continued Employment.  Nothing in this Agreement shall confer upon Executive any right with respect to continuance of Employment by Employer, nor shall it interfere with or limit in any way the right of Employer to terminate Executive’s Employment at any time.

b.           Termination – Cause.  If Employer terminates Executive’s Employment at any time for Cause, this Agreement shall terminate at that time and Employer shall have no further liability hereunder.

5.           Arbitration.  Any dispute or controversy arising out of or relating to this Agreement and any controversy as to a termination for Cause shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Wellsboro, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

6.           Term.  This Agreement shall be for a two (2) year term and shall terminate automatically two (2) years from the date hereof, unless otherwise extended or renewed by agreement among the Corporation, the Bank and Executive.

7.           Exclusive Benefit.  Executive shall have no right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payment and the right thereto are expressly declared to be non-assignable and non-transferrable.  In the event of any attempted assignment or transfer, this Agreement shall terminate at that time and Employer shall have no further liability hereunder.

8.           Notices.  Any notice required or permitted to be given under this Agreement shall be properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence in the case of any notice to Executive, or to the attention of the Bank, in the case of any notice to the Employer.

9.           Entire Agreement.  This Agreement contains the entire agreement relating to the subject matter hereof and may not be modified, amended or changes orally but only by an agreement in writing, consented to in writing by the Corporation and the Bank, and signed by the party against whom enforcement of any modification, amendment or change is sought.

10.           Benefits.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributes, devisees and legatees.

11.           Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

12.           Compliance With Internal Revenue Code Section 409A.  It is the intention of the parties that this Agreement comply with the provisions of Section 409A to the extent, if any, that such provisions are applicable to this Agreement, and this Agreement will be administered by the Employer in a manner consistent with this intent.

If any payments or benefits hereunder may be deemed to constitute non-conforming deferred compensation subject to taxation under the provisions of Section 409A, Executive agrees that the Employer may, without the consent of Executive, modify this Agreement to the extent and in the manner the Executive deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that the Employer deems appropriate in order either to preclude any such payments or benefits from being deemed “deferred compensation” within the meaning of Section 409A or to provide such payments or benefits in a manner that complies with the provisions of Section 409A such that they will not be taxable thereunder.

13.           TARP Letter Agreement.  Notwithstanding anything herein to the contrary, the Letter Agreement, dated January 28, 2009, between Executive and the Corporation, which, among other things, prohibits the payment to Executive of any “golden parachute payment” within the meaning of the Emergency Economic Stabilization Act of 2008 and applicable regulations thereto until the Corporation repurchases 100% of its senior preferred stock from the U.S. Department of Treasury, shall remain in full force and effect until it terminates by its terms.

14.           Headings.  The headings of the sections and subsections hereof are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the sections or subsections of this Agreement.

IN WITNESS WHEREOF, the Corporation and the Bank have each duly caused this Agreement to be executed on its behalf by its duly authorized officers, and Executive has hereunto set his hand and seal, as of the day and year first above written.

ATTEST:	CITIZENS & NORTHERN
CORPORATION

/S/ Jessica R. Brown	By:	/S/ Jan E. Fisher
Secretary (SEAL)		Chair, Compensation Committee

ATTEST:		CITIZENS & NORTHERN BANK

/S/ Jessica R. Brown	By:	By: /S/ Jan E. Fisher
Secretary (SEAL)		Chair, Compensation Committee

/S/ Jessica R. Brown	/S/	Charles H. Updegraff, Jr.
Witness		Executive